Exhibit 99.1

STANDARD PACIFIC CORP. ANNOUNCES PROPOSED PRIVATE

PLACEMENT OF $200 MILLION IN SENIOR NOTES

Irvine, CA, Sept. 9 – Standard Pacific Corp. (NYSE: SPF) (“Standard Pacific” or the “Company”) announced today that its wholly owned subsidiary, Standard Pacific Escrow LLC intends to issue and sell $200 million aggregate principal amount of senior notes due 2016 in a private offering that is exempt from the registration requirements of the Securities Act of 1933. The proceeds from the offering of the notes will initially be held in escrow. If the conditions to the release of the funds from escrow are satisfied, the Company will use the net proceeds from the offering to finance the repurchase of certain outstanding notes of the Company through tender offers, and to the extent there are any remaining proceeds from the offering after the completion of the tender offers, for the redemption or repurchase of other outstanding debt of the Company.

The notes are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act of 1933. The notes will not be registered under the Securities Act, and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. This announcement is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Standard Pacific Corp.

Standard Pacific Corp., one of the nation’s largest homebuilders, has built more than 108,000 homes during its 43-year history . The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc. and SPH Title. For more information about the Company and its new home developments, please visit our website at: http://www.standardpacifichomes.com.

Safe Harbor and Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the proposed offering of the notes and the intended use of proceeds from the offering. All forward-looking statements in this news release reflect the Company’s current analysis of existing facts and information and represent the Company’s judgment only as of the date of this news release. Actual events or results might differ materially from these statements due to risks and uncertainties. The Company cannot be certain that the debt offering or debt tender offers discussed above will close, or that if they close the conditions to release of the funds to the Company will be met. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent Quarterly Reports on Form 10-Q.